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                                                                 EXHIBIT 10(ccc)

                        ADMINISTRATIVE SERVICES AGREEMENT


         This ADMINISTRATIVE SERVICES AGREEMENT, effective the 1st day of October, 1997, by and between ProDent, Inc., a Pennsylvania corporation ("ProDent"), and George E. Frattali, D.D.S & Associates, Ltd., a Pennsylvania professional corporation (the "P.C.").

                              W I T N E S S E T H:

         WHEREAS, the P.C. is engaged in the business of providing, among other things, dental services and related activities in the Commonwealth of Pennsylvania (the "Practice");

         WHEREAS, the P.C. desires to obtain the benefit of ProDent's expertise in the administration of practices similar to the Practice;

         WHEREAS, the P.C. desires to obtain from ProDent, and ProDent desires to provide to the P.C., certain premises and certain physical assets, furniture and equipment needed to operate the Practice;

         WHEREAS, ProDent and the P.C. are parties to that certain Management Services Agreement dated November 29, 1983 pursuant to which the P.C. obtains from ProDent and ProDent provides to the P.C., ProDent's expertise in operating, directing, managing and supervising the non-professional aspects of the operations of the Practice; and

         WHEREAS, ProDent and the P.C. wish to enter into this Administrative Services Agreement on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

                             RELATIONSHIP OF PARTIES


         1.1 Responsibilities of Parties. The parties agree that the P.C. will provide, and shall be solely responsible for providing, all professional services for the Practice and ProDent will be responsible only for
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                                                                               2


administrative services (as further described in this Agreement). Nothing contained in this Agreement shall be construed as permitting or providing for the provision by ProDent of the professional services of the Practice, which services shall at all times be the sole responsibility of the P.C. or permitting ProDent to exercise control over the Practice in violation of Pennsylvania Statute 64 P.S.129; provided, however, that pursuant to its engagement hereunder, ProDent shall be the exclusive provider of all administrative services and shall control all aspects of the P.C.'s business other than those aspects which relate directly to the provision of dental services. Without limiting the generality of the foregoing, the P.C. shall be solely responsible for all activities described in Section 2.4 of this Agreement.

         1.2 Relationship of Parties. The P.C. and ProDent are not joint venturers, partners, employees or agents of each other and, except as provided herein, neither party shall have any authority to bind the other.

         1.3 Practice. The P.C. agrees to conduct the Practice in compliance with all applicable laws, rules and ordinances.

                                    ARTICLE 2

                               SERVICES OF PRODENT

         2.1 Covered Services. ProDent, unless otherwise prohibited by law, shall control all aspects of, and provide to the P.C. the following services, premises and assets (such services, premises and assets are hereinafter referred to collectively as the "Covered Services"):

             a. General Administrative Services. Overall day-to-day supervision, conduct and management of the general administrative services required in connection with the Practice, including supervision of the non-professional services and personnel described below.

             b. Personnel. Provision of all personnel (other than licensed or certified professionals, technicians or hygienists, collectively, the "Professional Personnel") needed to operate and support the Practice, such as receptionists and secretarial, clerical, purchasing and marketing personnel (collectively, the "Administrative Personnel"). ProDent shall have the sole and exclusive
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                                                                               3


responsibility for determining the salaries and fringe benefits of all Administrative Personnel provided hereunder, and for paying such salaries and providing such fringe benefits. In recognition of the fact that ProDent's personnel provided to the P.C. under this Agreement may from time to time perform services for others, this Agreement shall not prevent ProDent from performing such services for others or restrict ProDent from so using the Administrative Personnel provided to the P.C. under this Agreement. ProDent will make every effort consistent with sound business practices to honor the specific requests of the P.C. with regard to the assignment of its employees to the P.C.; however, ProDent reserves the sole right to determine the assignment of its employees. Further, ProDent, in its sole discretion, may require each of its employees assigned to the P.C. to perform several of the aforedescribed functions and duties simultaneously.

         c. Professional Personnel. Establish guidelines for the selection, hiring and firing of the Professional Personnel by the P.C. and recruit and evaluate prospective Professional Personnel; provided, however, that all of the Professional Personnel shall be employees of or independent contractors to the P.C.

         d. Training. Training of all Administrative Personnel and arranging for training and continuing education for Professional Personnel.

         e. Administrative and Fiscal Services. Provision of general administrative, business and fiscal services to the P.C. in connection with the operation of the Practice, including patient billings, collecting billings, accounting, auditing (by a certified public accountant selected by ProDent with the approval of the P.C., which approval shall not be unreasonably withheld or delayed), bookkeeping, budgeting, record keeping, accounts receivable and accounts payable processing, electronic data processing and such other services as the P.C. may from time to time require.

         f. Annual Budget. Prepare, in reasonable detail, annual operating and capital budgets for the P.C. which shall be delivered to the P.C. within thirty
(30) days after the end of each fiscal year, with ProDent retaining final authority with respect to budget items including, without limitation, with respect to compensation and payments to the Professional Personnel and the Administrative Personnel.
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                                                                               4


         g. Patient Records. Maintenance of patient records (which shall at all times remain the property and under the control of the P.C.) and provision of record retrieval and monitoring services to assist the P.C. in utilization and quality assurance reviews in accordance with instructions and guidelines issued by the P.C.

         h. Quality Control. Development of appropriate quality control programs, including performance standards, sampling techniques for case review, and preparation of appropriately documented studies.

         i. Marketing, Development and Program Negotiation. Marketing of the professional services provided by the P.C. to potential patients, facilities, health maintenance organizations, self-insured employer health plans and various third-party payors (the "Marketing Services"). The Marketing Services to be provided by ProDent may include, but are not necessarily limited to, (i) preparation of marketing material and brochures and responses to requests for proposals, (ii) the placing of advertisements or articles in magazines, newspapers, other publications and any and all media determined by ProDent to be beneficial to the P.C., (iii) undertaking telemarketing campaigns and (iv) the holding of seminars. ProDent shall also negotiate and secure contracts with self-insured employer health plans, third-party payors, health maintenance organizations, managed care companies and any other institution, facility or organization that may be in need of services that the P.C. is qualified to provide and may seek the input of the P.C. in such negotiations as needed or appropriate.

         j. Equipment and Supplies. Provision of all inventory, equipment, furnishings and supplies reasonably necessary for the efficient operation of the Practice. Title to such inventory, equipment, furnishings and supplies shall at all times remain in ProDent. At the end of the term of this Agreement, ProDent shall retain such inventory, equipment, furnishings and supplies as shall not have been consumed in the day-to-day operations of the Practice.

         k. Janitorial and Maintenance Service. Arrangement of janitorial, grounds and maintenance and repair services for the P.C. and its equipment and furnishings.

         l. Malpractice Insurance. Assistance to the P.C. in obtaining malpractice coverage for the P.C., its employees and agents in an amount not less than One Million
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                                                                               5


Dollars ($1,000,000). ProDent shall also assist the P.C. in obtaining general liability and property insurance in usual and customary amounts for the P.C. ProDent shall, on behalf and in the name of the P.C., pay the premiums for all such insurance and shall provide the P.C. with evidence of payment on a periodic basis or as requested.

         m. Contracts with Facilities/Programs. Contracts with facilities and programs serviced by the Practice shall be in the name of the P.C. ProDent shall serve as contracting agent for the P.C. in connection with such facilities or programs contracts.

         n. Protecting Goodwill. Take all necessary steps to preserve and protect the reputation and goodwill associated with the P.C., including assistance in the monitoring of utilization and quality of services provided by the P.C., and shall assist the P.C. to take all steps necessary to remedy any and all deficiencies in the efficiency or the quality of the services provided. This section shall not be construed as permitting ProDent to influence or control Professional Personnel.

         o. Facilities. Facilities occupied by the P.C. for the Practice shall be made available to the P.C. by ProDent.

         p. Operations and Regulatory Reports. Deliver to the P.C. operations reports containing such information as the P.C. may reasonably request. ProDent shall prepare all written reports and information that shall be lawfully required by any government body or agency having jurisdiction over the P.C. or the Practice. The P.C. shall review and approve all such required reports and/or information before any dissemination of the same.

         q. Processing Disputes. Administer and process of all disputes, grievances and complaints between the P.C. and all third parties, subject at all times to the review and final approval of the P.C.

         r. Government Regulations; Licenses. To the extent known and material to the operation of the P.C. and the Practice, ProDent shall promptly notify the P.C. of any changes which may occur in relevant laws or regulations of any government, governmental body or agency having jurisdiction over the P.C. or the Practice. The foregoing shall not in any way limit the P.C.'s continuing professional and legal responsibility to comply with, and be aware of, all licensing, regulatory, professional or other
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                                                                               6


requirements applicable to individuals licensed to provide dental services.

              s. Advances to ProDent. ProDent shall make advances to the P.C. as required by Section 5.6 herein. Such advances shall bear a reasonable rate of interest, as mutually agreed to by ProDent and the P.C.

         The Covered Services shall include assumption of all obligations of the P.C. to provide administrative services to professional personnel who are not employed by the P.C. ProDent may perform the Covered Services directly or by reimbursing the P.C. for the cost of any Covered Services.

         2.2 Performance of Services. ProDent is hereby expressly authorized to perform the Covered Services hereunder in whatever reasonable manner it deems appropriate to meet the day-to-day administrative needs of the Practice. It is understood and agreed that ProDent will perform some of the Covered Services for the P.C. at a centralized location.

         2.3 Events Excusing Performance. ProDent will not be liable to the P.C. for failure to perform any of the services required herein in the event of strikes, lockouts, calamities, acts of God, unavailability of supplies or other events over which ProDent has no control for so long as such event continues and for a reasonable period of time thereafter.

         2.4 Excluded Services. The parties hereto expressly acknowledge that the provision of all professional services, including but not limited to, dental services by the P.C., shall be separate and independent from the provision of administrative, fiscal and support services by ProDent, and the P.C. shall be solely and exclusively responsible for all professional dental services rendered to patients of the Practice. Without limiting the generality of the foregoing, the parties acknowledge that the P.C. shall be responsible for setting professional standards of the Practice and shall be responsible for the employment and discharge of all Professional Personnel.

         2.5 Use of Name. ProDent hereby grants to the P.C. a nontransferable, nonexclusive license to use the proprietary name "ProDent" and any other proprietary names owned by ProDent and used by the P.C. in connection with the Practice along with any and all trademarked symbols for the term of this Agreement (the "License"). All applicable common law and statutory rights in the proprietary name
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"ProDent" and any other proprietary names owned by ProDent and used by the
Practice and their accompanying symbols, including, but not limited to, rights relating to trademark, service mark, patent and copyright shall be and remain the sole property of ProDent. The P.C. shall have no right, title or interest in any such proprietary rights.

                                    ARTICLE 3

                   PROPRIETARY INTEREST AND RIGHTS OF PRODENT

         3.1 Competition. During the term of this Agreement, neither the P.C. nor any shareholder of the P.C. shall, directly or indirectly, own an interest in, administer, manage, advise, assist, operate, join, control, participate in, or be connected in any manner with any corporation, partnership, proprietorship, firm, association, person or entity providing dental services or administrative services in competition with the P.C. or ProDent.

         3.2 Confidentiality. The P.C. acknowledges and agrees that ProDent is entitled to prevent its competitors from obtaining and utilizing its trade secrets. The P.C. agrees to hold ProDent's trade secrets in strictest confidence and not to disclose them or allow them to be disclosed directly or indirectly to any person or entity other than persons engaged by the P.C. or ProDent. The P.C. acknowledges its fiduciary obligations to ProDent and the confidentiality of its relationship with ProDent and of any information relating to the services and business methods of ProDent which it may obtain during the term of this Agreement. The P.C. shall not, either during the term of this Agreement or at any time after the expiration or sooner termination of this Agreement, disclose to anyone other than employees or independent contractors of the P.C. or ProDent any confidential or proprietary information or trade secret obtained by the P.C. from ProDent. The P.C. also agrees to place any persons to whom said information is disclosed for the purpose of performance under legal obligation to treat such information as strictly confidential.

                                   ARTICLE 4

                             BILLING AGENT AGREEMENT

         4.1 Professional and Other Fees. The P.C. shall, in consultation with ProDent, establish a schedule of fees


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and charges for the Practice's professional services or shall comply with the schedule of fees and charges set forth in the health care contracts pursuant to which the P.C. provides services through its Professional Personnel.

         4.2 Billings. Billings of the Practice for all services rendered by the P.C. shall be by and in the name of the P.C.

         4.3 Billing and Collection Agent. ProDent shall serve as billing and collection agent for the P.C. in connection with the Practice. ProDent shall establish a depository bank account on behalf of the Practice and will deposit into such account collected fees generated from the Practice. As provided for in standing instructions issued by the P.C. to the bank where such depository account is located, ProDent may withdraw all monies daily from said bank account for processing at a central location to be used for payment of the P.C.'s expenses, including the administrative services fee set forth in Section 5.4 hereof and any amounts advanced to the P.C. pursuant to Section 5.6 hereof. Said processing will consist of establishing and maintaining a book account for the P.C. showing all fee collections and expense disbursements made by ProDent at the P.C.'s request. ProDent will provide the P.C. with periodic financial statements for the Practice reflecting such processing.

         4.4 Reports. ProDent shall provide the P.C. with financial statements for the Practice, stating Gross Billings (as hereafter defined) and ProDent's Administrative Fees (as hereafter defined).

         4.5 Security for ProDent's Compensation. To secure the prompt and orderly payment of any amounts owing by the P.C. to ProDent pursuant to this Agreement, the P.C. hereby agrees to grant, at the request of ProDent, a security interest to ProDent or to a third party designated by ProDent, in all its existing and hereafter created accounts receivable, all cash or non-cash proceeds therefrom, all insurance policies and proceeds relating thereto, and all of the P.C.'s rights as an unpaid provider of services, whether now existing or hereafter created or acquired (collectively, the "Collateral"). The P.C. agrees to execute any and all documents necessary to perfect such security interest, including but not limited to, UCC financing statements.


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                                    ARTICLE 5

                                  COMPENSATION

         5.1 Gross Billings. The term "Gross Billings" as used in this Agreement shall mean all billings by the P.C. in connection with the Practice for dental services, including any other income or receivables relating thereto, less contractual allowances, if any, and an allowance for bad debts, to be determined from time to time by ProDent, in its discretion, based upon the actual experience of the P.C., plus all other cash payments and miscellaneous revenues received by the P.C. in connection with the Practice.

         5.2 Intention of the Parties. It is the intention of the parties hereto that from the Gross Billings of the P.C. in connection with the Practice, the P.C. shall be entitled to fairly and reasonably compensate its Professional Personnel, and ProDent shall be entitled to receive from the P.C. fair and reasonable compensation for (i) the provision of the Covered Services pursuant to this Agreement, (ii) the License provided for in Section 2.5 hereof, and
(iii) the expenses, obligations, and risks assumed by ProDent in connection therewith.

         5.3 Fair and Reasonable Compensation of the P.C. for Services of Professional Personnel. The parties hereto agree that the P.C. shall have the right to fairly and reasonably compensate its Professional Personnel for their professional services. Compensation for the Professional Personnel shall be determined in accordance with employment agreements and other employment arrangements entered into by the P.C., in consultation with ProDent, and the Professional Personnel.

         5.4 Fair and Reasonable Compensation to ProDent.

              a. ProDent's Administrative Fees. The term "ProDent's Administrative Fees" as used in this article shall mean Gross Billings less compensation payable by the P.C. as set forth in Section 5.3.

              b. For Services of ProDent. The parties hereto agree that ProDent shall be fairly and reasonably compensated for its administrative services. ProDent's Administrative Fees shall be paid to ProDent as compensation for (i) the provision of the Covered Services under this Agreement, (ii) the License and
(iii) its expenses, obligations, and risks in connection therewith. ProDent
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shall pay all expenses of the Practice, except for compensation to the
Professional Personnel, (including interest expenses payable with respect to any indebtedness of the P.C. to which ProDent shall have consented in writing) out of ProDent's Administrative Fees or out of funds advanced to the P.C. by ProDent.

         5.5 Periodic Adjustment of Compensation. The parties hereto recognize that the Practice may change in size and scope over the term of this Agreement which may necessitate adjusting the fees provided for herein. Therefore, the parties shall review the compensation to ProDent no less frequently than annually and more frequently at the request of ProDent or the P.C., if changes in the business of the P.C. or services by ProDent warrant such more frequent review, and may agree in writing to modification of the compensation. Such review shall consider the scope of operations pursuant to this Agreement at the time of review, the financial success of ProDent and the P.C. in connection with the Practice, changes in the purchasing power of money, the size and number of facilities being supplied by ProDent, the scope of the Marketing Services, the size of the Administrative Personnel workforce and the expenses and risks to the respective parties of performing this Agreement.

         5.6 Remittances. To the extent the P.C. shall not generate adequate revenues to meet the P.C.'s ongoing operating expenses, including the compensation for professional services pursuant to Section 5.3 of this Agreement, ProDent shall advance to the P.C. or arrange for such amounts as may be required. To the extent that ProDent advances any funds to the P.C. pursuant to this Section 5.6, such advances shall be evidenced by interest-bearing demand note(s) from the P.C. in favor of ProDent and shall be secured by the Collateral as provided in Section 4.5 hereof.

                                    ARTICLE 6

                              TERM AND TERMINATION

         6.1 Term. The term of this Agreement shall be for a period of forty
(40) years and thereafter this Agreement shall continue indefinitely until terminated in accordance with Section 6.2 hereof.

         6.2 Termination. Notwithstanding any provision of this Agreement to the contrary, this Agreement may be terminated as set forth below:
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              a. In the event of a material breach of this Agreement by either party as a result of such party's gross negligence or fraud, the other party may, at any time commencing sixty (60) days after written notice of the breach has been given to the breaching party, terminate this Agreement by delivery to the breaching party of a further written notice of termination; provided, however, that if the breaching party, prior to receiving such notice of termination, has begun and is diligently continuing good faith efforts to cure such breach, this Agreement shall remain in full force and effect;

              b. If either party is determined by a court, administrative body or peer review organization having jurisdiction, to have engaged in conduct that results in material harm to the P.C. and constitutes (i) a felony or other crime involving moral turpitude, including fraud, theft, or embezzlement or (ii) a failure to act in an ethical or professional manner, in keeping with accepted dental care standards, then immediately upon notice by the other party;

              c. If either party has engaged in any practice that results in material harm to the P.C. and violates in any material respect any federal, state or local law or regulation that is aimed at protecting the public from coercion into treatment and preventing fraud upon or abuse of public funding of health services, then immediately upon notice by the other party;

              d. If either party commences a voluntary case under bankruptcy, insolvency or similar law, or any involuntary case is commenced against either party under any bankruptcy, insolvency or similar law and such involuntary case is not dismissed within thirty (30) days after filing, then immediately upon notice from the other party; or

              e. After the initial forty (40) year term of this Agreement, either party may also terminate this Agreement, with or without cause, by giving the other written notice of termination not less than one (1) year prior to the effective date of termination.

         6.3 Rights Upon Termination. The termination of this Agreement shall not release or discharge either party from any obligation, debt or liability which shall have previously accrued and remain to be performed upon the date of termination.

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                                    ARTICLE 7

                               GENERAL PROVISIONS

         7.1 Indemnification. Each party shall indemnify, hold harmless and defend the other party from and against any liability, loss, claims, lawsuits, damages, injury, cost, expense or other detriment arising out of or incident to the performance or nonperformance under this Agreement by such indemnifying party, its employees, Professional Personnel, and agents, including, without limitation, all consequential damages and attorneys' fees, provided, however, neither party shall be liable to the other under this Section 7.1 for any claim covered by insurance, except to the extent liability of the party exceeds the amount of the coverage.

         7.2 Assignment. The rights conferred upon the P.C. hereunder may not be transferred or assigned without the prior written consent of ProDent and any assignment in violation of this Section 7.2 shall be void. This Agreement shall be assignable by ProDent.

         7.3 Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, as follows:

                  (1)      If to the P.C.:

                                    218 Exton Square Mall
                                    Exton, Pennsylvania  19341
                                    Telephone No.:  (610) 363-5810

                  (2)  If to ProDent:

                                    c/o Valley Forge Dental Associates, Inc.
                                    1018 West Ninth Avenue
                                    King of Prussia, Pennsylvania 19406
                                    Telephone No.:  (610) 992-3319
                                    Telecopy No.:   (610) 992-3392


Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, and two business days after the date of mailing, if mailed.

         7.4 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

         7.5 Further Assurances. Each of the parties hereto shall use such party's best efforts to take such actions as may be necessary or reasonably requested by the other party hereto to carry out and consummate the transactions contemplated by this Agreement.

         7.6 Attorneys Fees. Each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby.

         7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely within such State.

         7.8 Article and Section Headings. The article and section headings in this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

         7.9 Waiver. The waiver of any covenant, condition or duty hereunder by either party shall not prevent that party from later insisting upon full performance of the same.

         7.10 Amendment. No amendment in the terms of this Agreement shall be binding on either party unless in writing and executed by the duly authorized representatives of each party.

         7.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which taken together shall constitute one and the same instrument.

         7.12 Severability. In the event that any provision of this Agreement shall be held to be void or unenforceable for any reason, the parties shall negotiate in good faith for a period of up to one hundred eighty (180) days in order to arrive at a mutually acceptable substitute provision.

            *                         *                           *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.


                                            GEORGE E. FRATTALI, D.D.S. &
                                              ASSOCIATES, LTD.



                                            By: /s/ George E. Frattali, D.D.S.
                                               ---------------------------------
                                               Name:  George E. Frattali, D.D.S.
                                               Title: President



                                            PRODENT, INC.



                                            By: /s/ W. Gary Liddick
                                               ---------------------------------
                                               Name:   W. Gary Liddick
                                               Title:  Vice President